Exhibit 10.1

NINETEENTH AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Nineteenth Amendment to Employment Agreement is made and entered into effective as of the 1st day of January, 2018, by and between WATSCO, INC., a Florida corporation (hereinafter called the “Company”), and ALBERT H. NAHMAD (hereinafter called the “Employee”).

RECITALS

WHEREAS, the Company and the Employee entered into an Employment Agreement effective as of January 31, 1996 (the “Employment Agreement”) pursuant to which the Employee renders certain services to the Company; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors amended the Employment Agreement effective as of January 1, 2001, January 1, 2002, January 1, 2003, January 1, 2004, January 1, 2005, January 1, 2006, January 1, 2007, January 1, 2008, December 10, 2008, January 1, 2009, January 1, 2010, January 1, 2011, January 1, 2012, January 1, 2013, January 1, 2014, January 1, 2015, January 1, 2016, and January 1, 2017; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined that the Employee’s Base Salary will be $725,000 for calendar year 2018; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined the Employee’s use of the Company’s airplane for personal purposes for up to sixty (60) hours during the calendar year 2018. The Company shall pay all fuel and operational costs incident thereto. The value of the Employee’s usage of the Company’s airplane shall be treated as compensation for tax purposes; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has set the targets for the long-term performance based compensation payable in the form of restricted shares by the Company to the Employee for the year 2018; and

WHEREAS, the long-term performance based compensation payable by the Company to the Employee for the calendar year 2018 shall not exceed $20 million.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Nineteenth Amendment, and other good and valuable consideration, the parties to this Nineteenth Amendment agree as follows:

1. All capitalized terms in this Nineteenth Amendment shall have the same meaning as in the Employment Agreement, unless otherwise specified.

2. The Employment Agreement is hereby amended by replacing “Exhibit A-1 — 2017 Performance Goals and Long-term Performance Based Compensation” with the attached “Exhibit A-1 — 2018 Performance Goals and Long-term Performance Based Compensation” thereto.

3. All other terms and conditions of the Employment Agreement shall remain the same.

IN WITNESS WHEREOF, the parties have caused this Nineteenth Amendment to be duly executed effective as of the day and year first above written.

COMPANY:

WATSCO, INC.

By:	/s/ Barry S. Logan
Barry S. Logan, Senior Vice President

EMPLOYEE:

/s/ Albert H. Nahmad
Albert H. Nahmad

EXHIBIT A-1

2018 Performance Goals and Long-Term Performance Based Compensation

Overview

Watsco’s compensation program is guided by the principle that compensation should be highly dependent upon long-term shareholder returns. This principle has driven the unique design of Watsco’s program for many years and has enabled leadership to remain solidly focused on managing long-term growth and associated risks. This focus has generated a compounded annual growth rate for total shareholder return of 19.3% over the last 25 years which, at the end of 2017, ranked Watsco #39 out of 1,510 publicly-traded companies with a market capitalization of over $2 billion (according to data provided by FactSet).

The most unique aspect of the program is the use of restricted stock that requires an executive to spend his or her entire career with the Company in order to vest. This means that leaders will not know the value, and cannot realize the value, of his or her equity awards until they have spent their career with the Company. Broad use of the restricted-stock program also effectively balances strategic risk-taking and long-term performance across the Company, creates an ownership culture, retains key leadership and aligns the interests of high-performing leaders with the interests of our shareholders. Additionally, the awards help build a sustainable future by ensuring that leaders are making the right long-term decisions that will survive well past their retirement.

The Company began granting restricted stock awards in 1997. As it relates to Watsco’s CEO, none of his restricted share awards have ever vested and on a weighted-average basis, will not vest for another 6 years. Based on data provided by Equilar, the duration of our cliff-vesting period is solely unique to Watsco.

In formulating the amount of a potential award, the Compensation Committee believes that the ‘present-value’ of an award versus the ‘face-value’ of an award is considerably less due to the unusually long vesting periods and associated risks of forfeiture.

Annual Performance-based Restricted Stock Award

		Amount of Restricted Stock Award
A.	Earnings Per Share (EPS)[1]
	For each $.01 increase if growth is below 5% For each $.01 increase if growth is at or above 5%	$ $	61,000 91,000
B.	Increase in Common Stock Price
	If the closing price of a share of Common Stock on 12/31/18 does not exceed $170.04		$0
	If the closing price of a share of Common Stock on 12/31/18 exceeds $170.04 but does not equal or exceed $204.05, for each $0.01 increase in per share price of a share of Common Stock above $170.04		$1,700
	If the closing price of a share of Common Stock on 12/31/18 equals or exceeds $204.05, for each $0.01 increase in per share price of a share of Common Stock above $170.04		$2,500

[1]	2017 EPS without the impact of the initial adoption of the December 2017 new tax law enactment ($5.54) shall be used for purposes of computing 2018’s EPS growth.

Other Considerations

The amount of Performance-Based Restricted Stock Award shall be subject to a cap of $20 million.

The award shall be paid through the issuance of a number of restricted shares of Class B Common Stock of the Company (the “Shares”) equal to the amount determined by dividing (x) the Performance-Based Restricted Stock Award Amount by (y) the closing price for the Class B Common Stock of the Company on the New York Stock Exchange as of the close of trading on December 31, 2018. The value of any fractional shares shall be paid in cash.

The restrictions on the Shares shall lapse on the first to occur of (i) October 15, 2028, (ii) termination of the Executive’s employment with the Company by reason of Executive’s disability or death, (iii) the Executive’s termination of employment with the Company for Good Reason, (iv) the Company’s termination of Executive’s employment without Cause, or (v) the occurrence of a Change in Control of the Company (“Good Reason,” “Cause,” and “Change in Control” to be defined in a manner consistent with the most recent grant of Restricted Stock by the Company to the Executive).

The Performance-Based Restricted Stock Award are being made by the Compensation Committee as performance awards of restricted stock pursuant to Section 8 of the Company’s 2014 Incentive Compensation Plan or any successor plan (the “Incentive Plan”) and are subject to the limitations contained in Section 5(b)(ii) of the Incentive Plan. The Award is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code.

Dated: Effective as of January 1, 2018	/s/ Denise Dickins
Denise Dickins, Chairman
Compensation Committee

Acknowledged and Accepted:

/s/ Albert H. Nahmad
Albert H. Nahmad